Simmons Company To Sell Sleep Country USA

ATLANTA, July 26, 2006 - Simmons Company, a leading manufacturer of premium-branded bedding products, today announced that certain of its affiliates have signed a definitive purchase agreement to sell Sleep Country USA, its retail sales unit, to an affiliate of The Sleep Train, Inc., a leading bedding retailer. The transaction, which is anticipated to close in August of 2006, will yield cash proceeds to Simmons of approximately $55 million. Separately, Simmons will enter into a multi-year supply agreement with the combined Sleep Train and Sleep Country USA entities which is expected to generate purchases in excess of $300 million.

Founded in 1991, Sleep Country USA is the leading mattress retailer in the Pacific Northwest, with 55 stores in Washington and Oregon. Sleep Train is one of the top mattress specialty chains in the United States.

Simmons’ Chairman and Chief Executive Officer, Charlie Eitel, said, “The Sleep Country USA management team, which will remain in place, has created one of the most profitable and successful bedding retailers in the country. This sale allows us to continue to focus on our core manufacturing business and, at the same time, entrust the retail segment of our business to one of our top customers, which is where it belongs.”

“We are very excited about the growth opportunities that Sleep Country USA represents. The leadership team and the culture they have developed will be a great match with Sleep Train,” said Dale Carlsen, founder and President of Sleep Train. “The addition of Sleep Country USA will expand our opportunities to provide quality sleep products and superior service to consumers up and down the West Coast. We are very pleased to welcome the Sleep Country USA team and look forward to their future contributions to the business.”

Joe Paviglianti, President of Sleep Country USA, also commented, “This is an exciting time for Sleep Country. We look forward to joining Dale and his team and continuing to grow our business and develop our people together.”

About Simmons Company
Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, BackCare®, BackCare Kids® and Deep Sleep®. Simmons Bedding Company operates 17 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.

About Sleep Country USA

Sleep Country USA has 55 stores in Washington and Oregon, and is continuing to grow. Sleep Country USA features premium mattress brands as well as metal and wood accent beds and futons and adjustable beds. Founded in 1991, the company achieves an unmatched level of customer service, excellent values and committed community involvement. For more information, visit the company’s web site at www.sleepcountry.com.

About Sleep Train

Founded in 1985 by Dale Carlsen, The Sleep Train, Inc. is one of the top mattress specialty chains in the United States. Sleep Train operates 131 retail locations under the brand names of Sleep Train Mattress Centers, Mattress Discounters (West) and Boxcar Bedding. Sleep Train’s size gives it tremendous purchasing power, enabling the company to offer the best service, price and selection on top name brand mattresses. Dale Carlsen’s philosophy has always been to offer the highest quality products at the lowest possible price, while providing superior customer service. Sleep Train believes strongly in giving back to the communities in which it does business and contributes to many local charities, including the company’s own “Mattresses for Kids” program. For more information, please visit www.sleeptrain.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect Simmons’ current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this release.  These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’ expectations.  These factors include, but are not limited to: (i) Simmons’ ability to compete effectively and competitive pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of new products; (iv) Simmons’ relationships with and viability of its major suppliers; (v) fluctuations in costs of raw materials; (vi) Simmons’ relationship with significant customers and licensees; (vii) Simmons’ ability to increase prices on its products and the effect of these price increases on its unit sales; (viii) an increase in return rates and warranty claims; (ix) Simmons’ labor relations; (x) departure of key personnel; (xi) encroachments on Simmons’ intellectual property; (xii) product liability claims; (xiii) Simmons’ level of indebtedness; (xiv) interest rate risks; (xv) compliance with covenants in Simmons’ debt agreements; (xvi) future acquisitions; (xvii) Simmons’ ability to achieve the expected benefits from the long-term supply agreement with the combined Sleep Train and Sleep Country USA entities; and (xviii) other risks and factors identified from time to time in the Company’s and Simmons Beddings’ reports filed with the Securities and Exchange Commission (“SEC”). Simmons’ undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.